Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Cascade Natural Gas Corporation (“Cascade”) and Joseph D. Wessling, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement and General Release as “Wessling”), agree:

1.                                      Last Day of Employment.  Joseph D. Wessling’s last day of employment with Cascade will be June 15, 2005.

2.                                      Consideration.  In consideration for signing this fully executed original Agreement and General Release and in compliance with the promises made herein, Cascade agrees to provide the following payments and other benefits to Wessling after receiving the original of this fully executed Agreement and General Release and the original letter from Wessling in the form attached hereto as Exhibit “A.”  Wessling acknowledges that he would not otherwise receive this consideration but for signing this Agreement and General Release.

(a)                                  On or about June 30, 2005, Cascade shall pay Wessling the sum of One Hundred Ninety Thousand Four Hundred Forty-Seven Dollars ($190,447.00), less lawful deductions, which represents one year’s salary.  Wessling agrees that this lump sum distribution is in lieu of eligibility to retire early without actuarial reduction of benefits pursuant to Article 3.2(g) of Cascade’s Executive Supplemental Retirement Income Plan.

(b)                                 On or about June 30, 2005, Cascade shall pay Wessling the lump sum of Seven Thousand One Hundred and Sixty-Four Dollars and Sixty Cents ($7,164.60).  Wessling agrees that this sum represents the cost of premiums for continuing his coverage under COBRA for one year.  Wessling shall be responsible for determining whether he elects such benefits under Cascade’s plan and if he does, he shall be solely responsible for paying such premiums.

3.                                      General Release of Claims.  Wessling knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Cascade, its parent corporation, affiliates, subsidiaries, divisions, successors, predecessors and assigns and the current and former employees, attorneys, insurers, partners, owners, officers, directors, shareholders, agents thereof, the employee benefit plan for Cascade, plan fiduciaries and plan administrators (whether internal or external), (collectively referred to as “Releasees”), of and from any and all claims, known and unknown, asserted and unasserted, Wessling has or may have against Releasees as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•                  Title VII of the Civil Rights Act of 1964, as amended;

•                  The Civil Rights Act of 1991;

•                  Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•                  The Employee Retirement Income Security Act of 1974, as amended;

•                  The Immigration Reform and Control Act, as amended;

•                  The Americans with Disabilities Act of 1990, as amended;

•                  The Workers Adjustment and Retraining Notification Act, as amended;

AGREEMENT AND GENERAL RELEASE	Wessling’s initials

•                  The Occupational Safety and Health Act, as amended;

•                  The Sarbanes-Oxley Act of 2002;

•                  The Family Medical Leave Act, as amended to the extent permitted by law;

•                  The Equal Pay Act, as amended;

•                  Washington Law Against Discrimination, as amended, RCW 49.60 et seq.;

•                  The National Labor Relations Act;

•                  The Age Discrimination in Employment Act of 1967, as amended;

•                  The Older Workers Benefit Protection Act;

•                  The Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent permitted by law;

•                  Any provision of Title 49 of the Revised Code of Washington;

•                  The Washington Minimum Wage Law, as amended, to the extent permitted by law;

•                  Any provision of Title 296 of the Washington Administrative Code;

•                  Any claim for failure to pay wages, bonuses, or commissions, including any claim for liquidated or double damages, to the extent permitted by law;

•                  The Industrial Insurance Act of Washington, as amended, to the extent permitted by law;

•                  The Washington Consumer Protection Act, RCW 19.86 et seq.;

•                  Any claim under a Collective Bargaining Agreement;

•                  Any claim for negligent misrepresentation, intentional misrepresentation or fraud;

•                  Any claim for intentional injury, intentional infliction of emotional distress, negligence, negligent infliction of emotional distress, negligent hiring, supervision or retention, or defamation;

•                  Any claim for disparate impact on any basis;

•                  Any claim for discrimination, harassment, failure to accommodate or retaliation;

•                  Any public policy, contract, tort, or common law, including but not limited to claim(s) for wrongful termination in violation of public policy, wrongful termination for any reason, or constructive discharge;

•                  Any claim for breach of any term or condition of an employee handbook or policy manual, including any claim for breach of any promise of specific treatment in specific circumstances;

•                  Any claim for breach of contract, including but not limited to an employment contract;

•                  Any claim for violation of any legal or equitable duty of good faith and fair dealing;

•                  Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; or

•                  Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the foregoing, the release set forth in this section shall not apply to any vested benefits accrued by Wessling prior to the effective date of this Agreement under any compensation or benefit plan maintained by Cascade for the benefit of its employees and subject to ERISA.

4.                                      Indemnity.  In the event of any claims against Wessling that may arise out of his employment, Cascade will in good faith, defend, indemnity and hold harmless Wessling in the

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same manner and to the same extent that it would any officer then in the employ of Cascade and only to that extent.

5.                                      Non-Disparagement Obligation.  Wessling shall not defame, disparage or demean Cascade or any director, officer, employee or agent of the same in any manner whatsoever; and directors and officers of Cascade shall not defame, disparage or demean Wessling in any manner whatsoever.  This paragraph shall not preclude either party from responding truthfully to inquiries made in connection with any legal or governmental proceeding pursuant to subpoena or other legal process.  As a material portion of this Agreement and General Release, Wessling agrees that he will not appear as a witness in any matter adverse to Cascade except under subpoena and will not provide any consultative services that are adverse to Cascade in any way.  Wessling also agrees that if he is at any time requested to provide information, whether by subpoena or otherwise, in any matter involving or affecting Cascade in which Wessling was involved during his tenure as an employee, Wessling will (1) notify Cascade as soon as practicable, but in any event before providing the requested information; and (2) provide Cascade the opportunity to participate in any meeting or proceeding to provide such information.

6.                                      Affirmations.

6(a).                        Wessling affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Cascade in any forum or form.

6(b).                        Wessling further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may currently be entitled and that no other compensation, wages, bonuses, commissions and/or benefits are currently due to him, except (1) for benefits to which he is entitled under the Retirement Plan for Employees of Cascade Natural Gas Corporation and the Cascade Natural Gas Corporation Executive Supplemental Retirement Income Plan, (2) for previously accrued paid time off, and (3) as provided in this Agreement and General Release.

6(c).                        Wessling furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

6(e).                        Wessling further affirms that the amounts in Paragraph “2” above are not subject to any liens for attorneys’ fees or costs and that he is responsible to pay all his own attorneys’ fees and costs incurred in this matter.

7.                                      Taxation.  If any taxing authority determines that any portion of the One Hundred Ninety Thousand Four Hundred Forty-Seven Dollars ($190,447.00) or the Seven Thousand One Hundred Sixty-Four Dollars And Sixty Cents ($7,164.60) is taxable, Wessling agrees to pay all taxes, penalties, and interest assessed and to hold harmless and indemnify Cascade for all amounts assessed.  Releasees make no representation as to the taxability of the amounts paid to Wessling.  Cascade will issue an IRS W-2 Form to Wessling for both payments, including the payment representing one year’s wages in the amount of one hundred ninety thousand four hundred forty-seven dollars ($190,447.00), less lawful deductions, and the payment representing

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COBRA premiums in the amount of seven thousand one hundred sixty four dollars and sixty cents ($7,164.60).

8.                                      Governing Law and Interpretation.  This Agreement and General Release shall be governed and conformed in accordance with the laws of Washington State without regard to its conflict of laws provision.  In the event Wessling or Cascade breaches any provision of this Agreement and General Release, Wessling and Cascade affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release.  Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

9.                                      Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of all parties wherein specific reference is made to this Agreement and General Release.

10.                               Revocation.  Wessling may revoke this Agreement and General Release for a period of seven calendar days following the day he executes this Agreement and General Release.  Any revocation within this period must be submitted, in writing, to Larry Rosok and state, “I hereby revoke my acceptance of our Agreement and General Release.”  The revocation must be personally delivered to Larry Rosok or the designee of Rosok, or mailed and postmarked within seven calendar days of execution of this Agreement and General Release to:

Mr. Larry Rosok
222 Fairview Avenue
Seattle, WA 98109

This Agreement and General Release shall not become effective or enforceable until the revocation period has expired and a letter in the form attached as Exhibit “A,” dated and signed no sooner than eight days after Joseph D. Wessling dates and signs this Agreement and General Release, is received by Larry Rosok.  If the last day of the revocation period is a Saturday, Sunday or legal holiday in Washington State, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

11.                               Entire Agreement.  This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligations of Releasees to Wessling.  However, the Cascade Non-Competition Agreement dated June 19, 1997, previously signed by Wessling shall survive this Agreement and General Release and continue in full force and effect.  Wessling acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

12.                               Counterparts and Facsimile Signatures.  This Agreement and General Release may be executed in counterparts, and, as executed, shall constitute one agreement.  A facsimile

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signature shall be considered the same as the original, provided that the original signature page is delivered within ten days.

WESSLING HAS BEEN ADVISED THAT HE HAS AT LEAST TWENTY-ONE CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HEREBY IS ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

WESSLING AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE CALENDAR DAY CONSIDERATION PERIOD.

HAVING HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, AND HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, WESSLING FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS DOCUMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST CASCADE AND/OR RELEASEES.

IN WITNESS WHEREOF, Wessling hereto knowingly and voluntarily executes this Agreement and General Release as of the date set forth below:

Dated:
Joseph D. Wessling

Dated:
Larry Rosok
For Cascade Natural Gas Corporation

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EXHIBIT A

Mr. Larry Rosok
Cascade Natural Gas Corporation
222 Fairview Avenue
Seattle, WA 98109

Re:                               Agreement and General Release

Dear Mr. Rosok:

On                                (date), I executed a Agreement and General Release between myself and Cascade Natural Gas Corporation.  I was advised by Cascade in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

More than seven calendar days have elapsed since I executed the above-mentioned Agreement and General Release.  I have at no time revoked my acceptance or execution of that Agreement and General Release and hereby reaffirm my acceptance of that Agreement and General Release.  Therefore, in accordance with the terms of the Agreement and General Release, I hereby request payment of the monies described in Paragraph “2” of that Agreement.

Dated this          day of                           , 2005.

Very truly yours,

Joseph D. Wessling

NOTICE:  Per paragraph 10 of the Release, DO NOT SIGN THIS LETTER, until eight days after you have signed the Agreement and General Release